EXHIBIT NUMBER 99.1

CSI Technology Outfitters [LOGO]

RBC Centura Bank

Attn:	Mr. Charles Arndt

531 South Main Street, 2nd Floor

Greenville, SC 29601

RE:	Waiver of certain provisions of loan documents

Dear Mr. Arndt:

This letter is being provided to you in connection with the following loan documents that have been executed and delivered to RBC Centura Bank (the “Bank”) by Computer Software Innovations, Inc. (“CSI”): (1) the Loan Agreement dated March 14, 2005 (the “Loan Agreement”) and related Loan Documents (as such term is defined in the Loan Agreement); (2) the Promissory Note dated February 10, 2006 (the “Term Promissory Note”); (3) the Commercial Security Agreement dated February 10, 2006 (the “Second Security Agreement”); and (4) the Business Loan Agreement (Asset Based) dated April 24, 2006 (the “Business Loan Agreement”). The Loan Agreement, the Loan Documents, the Term Promissory Note, the Second Security Agreement, and the Business Loan Agreement collectively shall be referred to hereafter as the “Credit Documents.” Specifically, this letter concerns a potential default or violation of certain covenants under the Credit Documents arising out of our negotiation, execution and delivery of that certain Letter Agreement dated September 12, 2006 (the “Letter Agreement”). We are enclosing a copy of the Letter Agreement with this letter.

As stated in the Letter Agreement, we have submitted an offer for the purchase of substantially all of the assets of the software systems and service business owned and operated by McAleer Computer Associates, Inc. (“Seller”). It is expected that Seller will accept our offer by signing the Letter Agreement, which will constitute an agreement in principle for the above-described purchase, subject, however, to the terms and conditions of the Letter Agreement. The Letter Agreement contemplates the parties engaging in a period of due diligence, during which time they will consider further negotiations and execution of a definitive asset acquisition agreement (the “Definitive Agreement”), assuming that all conditions precedent contained in the Letter Agreement are satisfied.

At the time the Letter Agreement is executed, we are required to make an earnest money deposit in the amount of One Hundred Thousand and 00/100 ($100,000.00) Dollars to Seller. To the extent the source of the funds used to make this payment is loan proceeds from the Bank, certain covenants contained in the Credit Documents may be violated, including covenants contained in the Commitment Letter dated February 22, 2005, the Loan Agreement, and the Business Loan Agreement that restrict our use of loan proceeds to purposes of working capital, recapitalization and business operations. Violations of these covenants may trigger default clauses in these and other of the Credit Documents. Moreover, our pursuit of an asset acquisition under the terms of the Letter Agreement may implicate or violate other provisions of the Credit

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Documents that could trigger defaults. To that end, we respectfully request that the Bank grant a waiver of any default provisions or covenants contained in the Credit Documents in the following respects: (1) the use of up to $100,000 of loan proceeds from the Bank to make the earnest money deposit to Seller required under the Letter Agreement; and (2) the pursuit of an asset acquisition under the terms set forth in the Letter Agreement. This waiver would be limited solely to our pursuing an asset acquisition, not consummating one.

If our request is acceptable to the Bank, please indicate your assent by affixing your signature and the date below, and returning a copy of this letter to me and our legal counsel, Leatherwood Walker Todd & Mann, P.C., to the attention of William L. Pitman. Thank you in advance for your consideration of our request. Please call me if you have any questions concerning any of the foregoing.

Yours very truly,

/s/ Nancy K. Hedrick
Nancy K. Hedrick

ON BEHALF OF RBC CENTURA BANK, THE REQUEST

FOR WAIVER ABOVE IS ACCEPTED.

Date: September 27, 2006

RBC CENTURA BANK

By:	/s/ Charles Arndt
Charles Arndt
Its:	Market Executive – South Carolina Markets